Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Interface, Inc.
Atlanta, GA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 24, 2009 (July 27, 2009 as to the effects of the retrospective presentation of the adoption of Financial Accounting Standards Board Statement No. 160 and Financial Accounting Standards Board Staff Position No. EITF 03-6-1), relating to the consolidated financial statements of Interface, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of the new accounting principles in 2009), appearing in the current report on Form 8-K dated July 27, 2009, and our reports dated February 24, 2009 on the effectiveness of the company’s internal control over financial reporting and on the Company’s financial statement schedule included in the Company’s 2008 Annual Report on Form 10-K for the year ended December 28, 2008.  We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

July 27, 2009